Exhibit 99.1
Press Release

NEWS RELEASE
                                  June 13, 2005

             PYR ENERGY ANNOUNCES SPUD OF 2ND WELL AT TORTUGA GRANDE
                         AND PROVIDES OPERATIONS UPDATE
             PYR FOCUSES CAPITAL INVESTMENT ON EXISTING US PORTFOLIO

     DENVER - PYR Energy Corporation (AMEX:PYR) today reported that drilling activities have begun on a second well at the Company's Tortuga Grande Project in East Texas. The Carrizo Oil and Gas, Inc. #1 Chisum well, located in Smith County, Texas, is the Company's second well to test the Cotton Valley Sand potential in the project. Anticipated target depth for the prospect is estimated to be approximately 14,000 feet. PYR exercised its rights to acquire additional working interest in the prospect, and has increased its participation in the well to 28.57% working interest.

     The Brady #1 well, recompleted last summer, tested a combination of gas and water during a re-entry and fracture stimulation of the Cotton Valley Sand section. The Chisum #1 well is designed to test a potentially thicker section of Cotton Valley Sand in a more favorable structural position to the Brady #1 well.

     At the Constitution field in Jefferson County, Texas, payout has been reached in the Maness GU #1 well, and PYR has been placed in pay status with a 12.5% working interest. The well has averaged in excess of 7.5 MMcfe per day of production over the past two weeks. It is anticipated that an offset well to the Maness GU #1 will be drilled this summer.

     At the Nome field, in Jefferson County, Texas, PYR has received revenue, for the production period from well payout in October through the end of March of this year, from Samson Lone Star LP. The received revenue payment was calculated at a working interest of 5.19%. PYR is still in dispute with the operator over the actual working interest owned in the well, and is actively pursuing remedies to the dispute. Acceptance of revenues for the 5.19% working interest has not waived nor altered PYR's claim to additional working interest and revenue in the well.

     PYR is continuing to participate in two projects along the Gulf Coast. At Bayou Duralde, in Evangeline Parish, Louisiana, an AFE (Authorization For Expenditure) has been issued for the drilling of the Fontenot #1 well to test the Cockfield (upper Yegua equivalent) zone in the prospect. PYR will participate in the exploration well with a 15% working interest. At the Nome field, in Jefferson County, Texas, a drilling AFE has been circulated for the drilling of a well (Tindall #1) offsetting the Sun Fee GU #1-ST. It is anticipated that both of these wells will be drilled this summer as drilling rigs become available.

     In the Canadian River Project, located in eastern Oklahoma, the Orbison #3-11, a Cromwell development well operated by Questar, has been drilled, completed and is currently being hooked up to a sales line for commingled production from the Cromwell and Wapanucka zones. PYR owns a 28.98% working interest in the well.

     At the Rogers Pass project in the foothills of west-central Montana, drilling continues at the SENGAI #14063-12 Flesher Pass well. Due to the frontier wildcat nature of this project, extensive drilling and evaluation of results will be required to determine the economic viability of the project. As such, the Company will not release nor comment on any preliminary drilling results until such a time as SENGAI, the project operator, reaches a conclusion on the viability of the project. The evaluation process for the project will take an undetermined amount of time to analyze and complete. PYR has retained a 12.5% overriding royalty interest, subject to amortized recovery of gas plant and certain transportation costs, covering all earned acreage within the Rogers Pass project area.

     As part of its ongoing business strategy, PYR has been attempting to consolidate and increase its working interest participation in core projects. As a result of these efforts, the Company has decided to limit capital expenditures on certain early stage projects, such as our two joint ventures in southern Alberta, Canada. These joint ventures were intended to employ certain production equipment to limit water production and increase shallow gas production rates. At this point, management has decided to limit future expenditures in Canada and apply the capital to our core projects in the Gulf Coast, East Texas, and the Rocky Mountains. In accordance with US GAAP, the Company will write down its initial investments in Canada as a non-cash charge to earnings of approximately $560,000 during its 3rd quarter, ended May 31, 2005.

     On Monday August 8, 2005, PYR will hold its Annual Meeting for stockholders at 10:00 a.m. MST at Wells Fargo Bank, 1740 Broadway, Denver, Colorado.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.


Contacts:
                                                       1675 Broadway, Suite 2450
Scott Singdahlsen, President                                   Denver, CO  80202
Tucker Franciscus, VP                                           Fax:303.825.3768
303.825.3748